Exhibit 99.2

Good Morning,

My name is (operator) and I will be your conference operator today. At this time I would like to welcome everyone to the MTM Technologies First Quarter Fiscal 2008 Financial Results conference call. On the call today is Steve Stringer, President and Chief Operating Officer of MTM Technologies, and Jay Braukman, Chief Financial Officer.

All lines have been placed on mute to prevent any background noise. After the speaker's remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, please press star then the number 2 on your telephone keypad. Thank you. Mr. Braukman you may begin your conference.

Jay Braukman, CFO

Thank you. Good morning everyone and thank you for joining us today. I am Jay Braukman, Chief Financial Officer of MTM Technologies.   By now you should have received a copy of the press release that we issued last evening after market close. If you still need a copy of the release, please contact us at 203-975-3750 or you can view the release on our Web site at www.mtm.com.

Before we get started today, I'd like to remind everyone that except for any historical information contained on the call, the matters that we discuss contain certain forward-looking statements subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.

These risks and uncertainties include but are not limited to the volatility and cyclicality of the industries we serve, the timing of orders received from or services rendered to our clients and our ability to benefit from the continued cost improvement initiatives. Other risks are described in our Forms 10-K, 10-Q and other reports that we file with the SEC.

In addition, we assume no obligation to update the information that we provide to you during this call. I'll now turn the call over to Steve Stringer, President and COO of MTM Technologies.

Steve Stringer, President and COO

Thank you Jay and I’d also like to thank those of you joining us on the call as we review our first quarter fiscal 2008 results.

I am pleased to report to you that the aggressive actions we took to improve the long-term profitability profile of the company, including infrastructure and organizational changes are working.  We were EBITDA positive for the quarter, driven by improvements in our overall gross margin percentages which were up both sequentially and year-over-year and lower operating expenses which were down sequentially and year-over-year.  We recognize that we need to focus on profitable revenue growth and we believe we have the team and systems in place to move us towards this goal.

Let’s take a look at the financial highlights of the quarter.

First quarter fiscal 2008 total revenues were $67 million, up 8% over the prior quarter.  Product revenue of $49.2 million, up 7% over the prior quarter and services revenue of $17.8 million increased 10% over the prior quarter.  Service margin for the first quarter was 40.7%, the highest percentage in seven quarters.  Our services strategy which focuses on a national approach and managed service offerings allows us to concentrate on more profitable arrangements and to use our existing resources in a more effective manner and this accounted for the services revenue and margin improvements this quarter.

Bringing efficiencies to the services organization was one of our key objectives for fiscal year 2008 and it is being driven by a national focus to the management of this group.  The national focus enabled us to deploy talent to projects without regard to geographic boundaries better matching skill sets with the project.  The strength in our services business this quarter is directly related to meeting this objective.  We saw utilization rates improve as well as customer satisfaction ratings.  Expanding services revenue and margins is the key component to growing our business for the long term and I am pleased to report we made progress.

Another corporate objectives and key element to our service strategy is to open up more deal activity through increased focus on Aware360, our managed services platform.  We are implementing high end consultative sales training to enable our sales representatives to identify and close managed these transactions more effectively.  This is a different sales process but one that comes with longer term relationships, higher ASPs and recurring revenue.  We believe the opportunity is still in front of us as our sales force gain more experience with this sale process.

The third objective we shared with you is now that we have a national CRM system in place is to increase productivity and drive revenue growth.  As discussed above, we have already increased productivity and utilization in our services organization and will look to continue that trend.  We remain focused on profitable revenue growth as our pipeline visibility continues to improve.

With the restructuring behind us, now we can focus on the future.  We have a dedicated team in place.  Each person knows their task at hand and with a clear focus on execution, MTM has a defined path to success.

With that, let me turn it over to Jay to review the financials in detail.

Jay Braukman, CFO

Thank you Steve and good morning again everyone.  I’d like to review the highlights of our income statement and balance sheet, followed by a high level outlook for Fiscal 2008, before opening the call for a couple of questions.  Let’s start with the income statement:

Net revenue was $67 million for the quarter ended March 31, 2008 (should have been June 30, 2007), representing a decrease of 11% on a year-over-year basis and an increase of 8% on a sequential basis.

Within total revenue, product revenue was $49.2 million, representing 73% of total revenue.  Product revenue was up 7% compared to the previous quarter, but down 15% on a year-over-year basis.  The decrease on a year-over-year basis was due to the Company’s strategy of not pursuing non-strategic product deals.   Services revenue was $17.8 million, up 1% on a year-over-year basis and up 10% from the previous quarter.  The overall consulting market remains strong particularly in our core areas of access and infrastructure and we believe now we have the right leadership and infrastructure in place to profitably grow this business.

Gross profit was $14.5 million for the first quarter which resulted in an overall gross margin percent of 21.7%.  This represents an increase of $2.5 million sequentially and more than 200 bps improvement.  Product gross margin for the first quarter was 14.8%, an increase from 14.5% in the prior quarter and the first quarter of fiscal year 2007.  On the services side, gross margin was 40% in the first quarter, up from 38.5% in the prior year period and 33% last quarter.  Services margins were positively impacted by the changes we made to the front office systems, the build out of our national services organization and the resulting increase in utilization.  In fiscal year 2008, we continue to expect services margins to be in the range of 37% to 40% due to the cost takeouts, productivity gains, and recent wins in our managed services segment.

Looking at operating expenses, our selling, general and administrative expense run rate, excluding depreciation, amortization, and stock based compensation, decreased 11% year over year to $13.9 million and decreased 16% on a sequential basis.  The year-over-year and sequential decreases are a direct result of the restructuring actions undertaken in fiscal year 2007.

Now that we are running a single ERP and CRM system, we have greater insights into our business, operations and services organization and we believe we can realize continued efficiency and productivity gains throughout fiscal 2008.

EBITDA for the first quarter was a positive $0.6 million versus a negative of $6.1 million last quarter and a negative of $2.1 million in the prior year’s quarter.

The quarter over quarter EBITDA increase was primarily due to higher gross profits and reduced personnel costs in SG&A related to the fiscal year 2007 cost savings initiatives and restructuring.

The Company believes that its non-GAAP measure of EBITDA provides a useful supplemental measure of its operating performance by excluding the impact of interest, taxes, depreciation, amortization, other expense and stock based compensation expense. These non-GAAP results should be evaluated in light of our financial results prepared in accordance with GAAP.

EBITDA is not a recognized measure for financial statement presentation under GAAP. Non-GAAP earnings measures do not have any standardized definition and are therefore unlikely to be comparable to similar measures presented by other reporting companies. Management uses EBITDA to assist in evaluating operating performance.

The Company had a net loss available to common shareholders of $4.7 million, or $0.38 loss per share, for the quarter ended June 30, 2007 compared to a loss of $6.8 million, or $0.59 loss per share, in the June quarter last year.   The decrease in the net loss was due to a decrease in operating expenses of $2.7, including a $1.6 million restructuring expense and depreciation and amortization of $0.3 million offset by an increase in taxes and other expense of $0.3.   We also accrued a preferred stock dividend of $930,000 for the period April 1, 2007 to June 30, 2007. This dividend is payable semiannually in arrears in either cash or stock and will total approximately $3.9 million annually.

Turning to the balance sheet.  Cash ended the quarter at $3.3 million, a decrease of $1.1 million from the end of the prior quarter.  The reduction in cash was primarily due to the increased use of cash to fund working capital needs.   As previously announced on April 9, 2007, May 24, 2007 and May 31, 2007, MTM received $0.8 million, $4.5 million and $0.5 million of preferred equity financing from Pequot Ventures and Constellation Ventures, respectively.  On July 30, we announced that we received $3.5 million of preferred equity financing from our existing investor, Pequot Ventures.  We believe that the addition of $5.8 million to our balance sheet in the June quarter, plus the Q2 2008 investments, provide us with liquidity to run the business.

In terms of guidance for fiscal year 2008, the Company continues to expect revenues of approximately $265 million with service revenues representing 23% to 26% of total revenues.  The company also expects positive and increasing EBITDA in each quarter during fiscal 2008.

We believe Q1 was a step in the right direction.  We are seeing the benefits of the fiscal year 2007 restructuring activities, improved visibility in to our business with the consolidated ERP and CRM system and our national sales organization.  We believe there is a significant leverage opportunity as the company’s efforts to drive revenue growth begin to pay off.

Now I would like to turn the call back over to Steve for some closing remarks.

Steve:  Thank you Jay

In summary, during the first quarter of FY08:

•	We grew total revenue by 8% over the prior quarter
•	We grew product revenue by 7% over the prior quarter
•	We grew services revenue by 10% over the prior quarter
•	We achieved service margins of 40.7%, the highest in seven quarters
•	We reduced SG&A by $2.7 million over the prior quarter,
•	And we delivered positive EBITDA of $600,000

In closing, I would like to thank our associates, customers, and partners for their continued loyalty and support of MTM.

Operator, we can now take a couple of questions.

[Q&A PERIOD]

Steve - Thank you again for joining us today, and I look forward to speaking with you again on our next call.